Exclusive Software Agreement

Program: MyHealthID

Organization Acquiring (“Acquirer”): BAETA Corp.

Acquirer Contact Person: Dr. Alexander Gak

Business Address:	BAETA Corp.
253 Warren Ave
Fort Lee, NJ 07024

Business Phone:	(201) 471 – 0988

This Agreement is being made by and between Extranome, Inc. (“Extranome”), a New Jersey corporation and Acquirer.

RECITALS

1.
Extranome has developed a proprietary computer program and related documentation, known as MyHealthID, for use by medical patients and medical practitioners in an online environment to enable such users to track and manage medical records in a secure HIPAA-compliant digital setting.

2.
Acquirer desires to obtain and Extranome, consistent with its business practices and policies, desires to sell all commercial rights of its software entitled MyHealthID Medical Records System (“MyHealthID”) subject to the terms and conditions set forth below.

3.	Individually as “Party”, or collectively named as the “Parties” below.

The Parties therefore agree as follows:

I. PROPERTY
a.
Extranome hereby awards Acquirer the exclusive, non-transferable, perpetual right to use the MyHealthID in consideration of Item III below, in executable and any other form Acquirer should adopt in the future subject to the terms and conditions of this Agreement.

Extranome Software Agreement

II. TERM
a.	The initial Term of this Agreement shall be Ten (25) years.
b.	Term is renewable for an additional ten (25) years, upon mutual acceptance of Extranome and Acquirer.

III. PROGRAM ELEMENTS
a.
The Elements of MyHealthID Medical Records System that will be transferred in full to Acquirer, include any and all source code, test programs, web server application(s), user interface, trademarks and any and all other substantive tangible and intangible properties and materials associated with MyHealthID Medical Records System available as of the date of this Agreement hereby.

IV. LIMITATIONS & RESTRICTIONS
a.
Acquirer, at its sole discretion and in accordance with the terms of Item VIII, below, shall have the right to print, copy translate, reverse engineer, decompile, disassemble, modify, create derivative works

b.
Acquirer agrees that it shall use the Elements only for the Acquirer’s sole and exclusive use, and shall not disclose, sell, license, or otherwise distribute any of the Program Elements to any third party without the prior written consent of Extranome. Acquirer agrees to secure and protect the Program Elements and any copies in a manner consistent with the maintenance of Extranome’s rights in the Program Elements, per Items V, VI and VIII, below, and to take appropriate action by instruction or agreement with its employees who are permitted access to the Program Elements in order to satisfy Acquirer’s obligations under this Agreement.

c.	Acquirer agrees that it shall display MyHealthID Medical Records Internet Content exclusively within the Extranome Internet Content Management Environment.

V. FINANCIAL CONSIDERATION
a.	As consideration for the Program Elements Acquirer agrees to pay Extranome $0.00 dollars.
b.	As ongoing, perpetual consideration for the Program Elements, Acquirer agrees to pay Extranome forty-nine percent (49%) of all revenues generated from advertising by MyHealthID.

Extranome Software Agreement

i.	The consideration contained in Item V(b), shall survive in perpetuity, regardless of any termination of this Agreement, unless mutually agreed by the Parties in writing.

VI. TITLE & OWNERSHIP
a.	One hundred percent (100%) of the ownership right and title to the Program Elements are conferred upon Acquirer, in exchange for the considerations outlined in Items V, VII and IX.

VII. BRANDING AND IDENTITY
a.	Acquirer shall, in perpetuity, always display the “Extranome” name and brand identity within the Extranome Internet Content Management Environment in the following manner: “Powered by Extranome”
i.	Extranome retains the perpetual right to modify and submit any new versions of its brand identity to be displayed on a regular basis by written submission to Acquirer.
ii.	Any changes of the branding and identity by Extanome shall not be obtrusive, and shall require written acceptance by the Acquirer prior to use.
b.
Required display of the Extranome brand identity shall located in position of the Acquirer’s choosing, but in every instance, shall be unobstructed from view by end users of MyHealthID Medical Records System.

c.	The Extranome brand identity shall be a minimum of 100x50 pixels.

VIII. NON-FUNCTIONAL PROTOTYPE
a.
Acquirer acknowledges, and Extronome expressly discloses the MyHealtID Medical Records System is still to be considered a Non-Functional Prototype, which shall require potentially significant additional development before it can be exploited commercially. Further the MyHealthID Medical Records is currently not in regular use by any organization, nor do the Program Elements currently generate any income from sales, advertising or any other form. Further, that MyHealthID Medical Records may, or may not, ever become commercially viable regardless of any additional development.

IX. DEVELOPMENT & ENHANCEMENT
a.
Additional Development & Enhancement will be made by the Parties, with the express intent of co-authoring commercially viable medical records software program that is supported by self-sustaining advertising and other forms of revenue and income. The cost of Additional development shall be born by the parties as follows:

Extranome Software Agreement

i.	Ratably by the Parties up to a maximum of $25,000 for each party for a total of $50,000.
ii.	All documented money invested by Extranome as of the date of execution hereby, shall be credited as towards the maximum amount as outlined in Item IX(a)(i), above.
iii.
On a regular basis, and upon Extranome incurring any such actual charges in the development of MyHealthID, Extranome shall submit receipt for such charges incurred to Acquirer for credit towards Extranome’s potential maximum commitment, above.

iv.	Development required beyond the amount outlined in Item IX (a)(i), shall be born by Acquirer.
v.	All maintenance, hosting, testing and any other administrative costs of MyHealthID Medical Records System shall be born by Acquirer.

X. DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY
a.
The Program Elements are provided “as-is” without warranty of any kind, either expressed or implied, including without limitation the implied warranties of merchantability and fitness for a particular purpose. Extranome does not warrant the functions contained in the Program Elements will meet Acquirer’s requirements or that operation will be uninterrupted or error free. Extranome shall not be liable for special, indirect, incidental or consequential damages with respect to any claim on account of or arising from this Agreement or use of the Program Elements, even if Extranome has been or is hereafter advised of the possibility of such damages. Because some states do not allow certain exclusions or limitations on implied warranties or of liability for consequential or incidental damages, the above exclusions may not apply to Acquirer. In no event however, will Extranome be liable to Acquirer, under any theory of recovery, in an amount in excess of any fees distributed under Item V, herein.

b.	Except as expressly defined elsewhere in this Agreement, Extranome has no obligation to provide to Acquirer any maintenance, support, or update services.
c.
If the CD, or any of the Program Elements provided herunder contain any defects upon receipt by Acquirer such that the Program Elements are inaccessible, Extranome shall immediately upon notice of any such defect, provide to Acquirer a functional replacement.

Extranome Software Agreement

XI. WARRANTY OF ACQUIRER
a.
Acquirer warrants and represents that a competent system administrator and/or software engineer will install and have access to the Program Elements and that such system administrator and/or engineer will carefully review all documentation included with the program Elements.

XII. TERMINATION
a.
This Agreement may only be terminated for Cause. Cause shall mean the failure of a Party to abide by the material obligations of such Party and the failure of such Party to cure the breach to the reasonable satisfaction of the other Party within thirty (30) days after notice of such breach is given by the other Party. Upon termination of this Agreement, any fees then due under this Agreement but not yet paid by shall become immediately due and payable to the appropriate Party.

XIII. CONFIDENTIALITY & NON-DISCLOSURE
a.
The Parties acknowledge that information provided by one party to the other in connection with this Agreement (“Information”) is confidential and proprietary, and that disclosure or use of such Information in violation of this Agreement may be damaging to the party whose Information is being disclosed. The Parties agree (i) to hold such Information in confidence, and not to make use of it (either for itself or for others) other than in connection with the performance of this Agreement, (ii) not to release or disclose Information to any other third party except as required by law. The duties and obligations to protect the confidentiality of Information shall survive termination of this Agreement for a period of Five (5) years.

XIV. NON-SOLICITATION / NON-INTERFERENCE
a.
During the term of this Agreement, and for a period of thirty-six (36) months following its termination for any reason or its expiration, the Parties shall not, without the prior written permission of either Party: (1) directly or indirectly, in any capacity whatsoever, including but not limited to, as a principal, partner, director, officer, agent, employee~~,~~ or consultant, solicit, contact and/or contract with a Software vendor; (2) directly or indirectly induce or attempt to influence any of either Partie’s vendors, potential vendors, Acquirers or potential Acquirers to terminate their relationship with either Party; (3) directly or indirectly, in any capacity whatsoever, including, but not limited to, as a principal, partner, director, officer, agent, employee or consultant, provide, directly or indirectly, telemedicine reading and grading; or (4) divert, take away, or take advantage of any corporate business opportunity of the other Party directly related to the exploitation of MyHealthID.

Extranome Software Agreement

XV. INJUNCTIVE RELIEF
a.
ACQUIRER agrees and acknowledges that the covenants contained in this Articles XIII and XIV are reasonable in scope and duration and are necessary to protect each Party’s business. If, however, any provision of Articles XIII and XIV are adjudged by a court to be invalid or unenforceable, the same will in no way affect any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced. Upon breach of any provision of Article XIII or XIV, the damaged Party will be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient. In addition, such Party will be entitled to such damages as it can show it has sustained by reason of such breach

XVI. INDEMNIFICATION, CHOICE OF LAW, TRANSFERABILITY AND WAIVERS
a.
Entire Agreement. This document constitutes the entire Agreement as set forth between the parties. This Agreement supersedes any and all prior agreements, wither written or oral. This Agreement shall be governed by the laws of the State of New Jersey, USA.

b.	Assignment. Neither EXTRANOME nor ACQUIRER shall assign this Agreement and the covenants contained herein to any party without the express written consent of the other
c.
Originals. This Agreement may be executed in any number of counterparts, each of which when so duly executed shall be deemed an original and constitute one and the same Agreement. Facsimile copies and signatures shall be given the same legal effect as an original.

Extranome Software Agreement

d.
Severability. If any part of this Agreement is found to be invalid or unenforceable by the laws or statutes governing it, then such provision shall not invalidate or affect the enforceability of the remainder of the Agreement

e.
Force Majeure. Neither ACQUIRER nor EXTRANOME will be considered in breach of or in default under this Agreement on the account of any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such party’s reasonable control and that such party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event should occur, the affected party will give prompt written notice to the other party and will use commercially reasonable efforts to minimize the impact of the event on the performance and integrity of the Agreement.

f.
Notice. Each party shall at all times keep the other informed of its principle place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address and telephone number of the new place of business or residence. All notices and communication between the Parties given pursuant to this Agreement shall be made in writing and shall be considered effective upon receipt, as to the following:

If to Extranome:	If to Acquirer:

Dr. Alexander Gak, President & CEO	Dr. Alexander Gak, President & CEO

Extranome, Inc.	BAETA Corp.

253 Warren Avenue	253 Warren Avenue

Fort Lee, NJ 07024	Fort Lee, NJ 07024

Ph. (917) 921 - 3745	Ph. (201) 471 – 0988

F.	F. (201) 471 – 0988 x110

Modifications and Waiver. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and mutually agreed upon and executed with the same formality as this Agreement.

Attorney’s Fees. If any arbitration, litigation, action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, or pertaining to a declaration of rights under this Agreement, the prevailing party will recover such party’s reasonable attorney’s fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

Extranome Software Agreement

IN WITNESS WEREOF, the parties hereto as the effective date have duly executed this Agreement.

/s/ Dr. Alexander Gak	Dr. Alexander Gak
Extranome, Inc.	Name

9/16/2008

Date

/s/ Dr. Alexander Gak	Dr. Alexander Gak
BAETA Corp.	Name

9/16/2008

Date

Extranome Software Agreement